Exhibit 21.1
Subsidiaries of the Company.
Gupta Technologies, LLC
Gupta Technologies, Ltd.
Gupta Technologies GmbH
Gupta Technologies, S.A. de C.V.
Kenosia Corporation
Warp Solutions, Inc.
Warp Solutions, Ltd.
6043577 Canada, Inc.
Spider Software, Inc.
David Corporation
Foresight Software, Inc.
Process Software, LLC
ProfitKey International, LLC
TAC/Halo, LLC (Tesseract)
Empagio, Inc.

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